SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 22, 2007

     AVERY DENNISON CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-7685	95-1492269
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

150 North Orange Grove Boulevard
Pasadena, California		91103
(Address of Principal Executive Offices)		(Zip Code)

626-304-2000 Registrant’s telephone number, including area code

n/a
(Former Name and Address,
If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into Material Definitive Agreement

     Avery Dennison Corporation (“Avery Dennison”), a Delaware corporation, has entered into an Agreement and Plan of Merger, dated as of March 22, 2007 (the “Merger Agreement”), by and among Avery Dennison, Alpha Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Avery Dennison (“Merger Sub”), and Paxar Corporation, a New York corporation (“Paxar”), pursuant to which Merger Sub will merge with and into Paxar, with Paxar as the surviving corporation (the “Merger”). Avery Dennison’s and Paxar’s Board of Directors have approved the Merger and the Merger Agreement.

     This summary of the principal terms of the Merger Agreement and the copy of the Merger Agreement filed as an exhibit to this Form 8-K are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about Avery Dennison in its public reports filed with the Securities and Exchange Commission. In particular, the Merger Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Avery Dennison.

     Pursuant to the terms of the Merger Agreement, each share of common stock, par value $0.10, of Paxar (“Paxar Common Stock”) (other than shares owned by Avery Dennison, Merger Sub or Paxar) will be converted into the right to receive $30.50 in cash. At the effective time and as a result of the Merger, each outstanding option to purchase Paxar Common Stock, shares of Paxar restricted stock and Paxar performance share awards will be converted into weight-adjusted options to purchase Avery Dennison common stock, shares of Avery Dennison restricted stock and, at Avery Dennison’s election, shares of Avery Dennison restricted stock or Avery Dennison restricted stock units, respectively. The occurrence of certain circumstances could cause the accelerated vesting of these different securities.

     Consummation of the Merger is subject to customary conditions, including (i) approval of the holders of Paxar Common Stock, (ii) absence of any law or order prohibiting the consummation of the Merger, and (iii) expiration or termination of the Hart-Scott-Rodino waiting period and certain other regulatory approvals. The parties have agreed to use their reasonable best efforts to obtain all necessary regulatory approvals, including the possibility of business divestitures, subject to certain limitations. In addition, each party's obligation to consummate the Merger is subject to certain other conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party and (ii) compliance of the other party with its covenants. The Merger does not require the approval of Avery Dennison stockholders. The Merger Agreement contains termination rights for each of Avery Dennison and Paxar in certain circumstances, some of which would require Avery Dennison or Paxar to pay the other a termination fee and/or expenses.

     The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

     The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Avery Dennison, Paxar, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Avery Dennison’s or Paxar’s respective public disclosures.

Item 8.01 Other Events

     On March 22, 2007, Avery Dennison and Paxar issued a joint press release announcing the execution of the Merger Agreement. A copy of the joint press release of Avery Dennison and Paxar is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

     On March 23, 2007, Avery Denison and Paxar made a joint investor presentation concerning the Merger. A copy of the joint investor presentation is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Exhibit No.	Document Designation

2.1	Agreement and Plan of Merger, dated as of March 22, 2007,
among Avery Dennison Corporation, Alpha Acquisition Corp. and
Paxar Corporation.
99.1	Joint Press Release, dated March 22, 2007.
99.2	Joint Investor Presentation, dated March 23, 2007.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 22, 2007

AVERY DENNISON CORPORATION

By: /s/ Dean A. Scarborough

Name: Dean A. Scarborough
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of March 22, 2007,
among Avery Dennison Corporation, Alpha Acquisition Corp. and
Paxar Corporation.
99.1	Joint Press Release, dated March 22, 2007.
99.2	Joint Investor Presentation, dated March 23, 2007.